EXHIBIT 99.1

For Immediate Release

For more information:

Rick Russo	Charles Messman
Chief Financial Officer	Todd Kehrli
Captiva Software Corporation	MKR Group, LLC
858/320-1000	626/395-9500
rrusso@captivasoftware.com

CAPTIVA REPORTS RECORD QUARTERLY AND FISCAL YEAR REVENUES AND EARNINGS

Q4 Revenue Increases 20%, Pro Forma Operating Income 61% Over Q4 2002

2003 Pro Forma Revenue Grows 18%, Pro Forma EPS 88% Over 2002

SAN DIEGO, CA, February 4, 2004 — Captiva Software Corporation (NASDAQ: CPTV), a leading provider of input management solutions, today announced financial results for its fourth quarter and year ended December 31, 2003.

Revenues for the fourth quarter of 2003 were a record $16.1 million, an increase of 20% compared to the fourth quarter of 2002 and an increase of 11% compared to the third quarter of 2003. Pro forma diluted earnings per share for the fourth quarter of 2003 increased 30% to $0.13 compared to $0.10 in the fourth quarter of 2002. GAAP revenues and earnings for the fourth quarter ended December 31, 2003 were $16.1 million and $0.12 per share on a diluted basis, compared to GAAP revenues and earnings for the fourth quarter ended December 31, 2002 of $13.4 million and $0.06 per share on a diluted basis. The EPS figures for the fourth quarter of 2003 were calculated using 12.6 million diluted shares, compared to only 9.2 million in the prior year.

Revenues for the year ended December 31, 2003 were a record $57.1 million, an increase of 18% on a pro forma basis compared to the year ended December 31, 2002. Pro

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forma diluted earnings per share for the year ended December 31, 2003 increased to a record $0.32, an increase of 88% over the $0.17 reported in the year ended December 31, 2002. The pro forma EPS figure for 2003 was calculated using 11.2 million diluted shares compared to only 8.9 million in the prior year. GAAP revenues and earnings for the year ended December 31, 2003 were $57.1 million and $0.23 per share on a diluted basis, compared to GAAP revenues for the year ended December 31, 2002 of $35.6 million and a loss of $0.09 per share on a diluted basis.

Included in the GAAP diluted earnings per share, is a tax benefit of $0.03 in Q4 and $0.04 for the year ended December 31, 2003, which has been excluded from the pro forma financial results. For a reconciliation of the pro forma results to the GAAP results, see the footnotes accompanying the pro forma statements of operations provided below.

Captiva’s cash balance increased to $16.0 million at December 31, 2003, an increase of $3.6 million over September 30, 2003 and an $8.5 million increase from the $7.5 million balance at December 31, 2002. During the quarter, the company also repaid the remaining $1 million dollar line of credit outstanding at September 30, 2003.

Fourth Quarter and Year-End Highlights:

•	Q4 revenues increased to a record $16.1 million, up 20% from Q4 2002.

•	Q4 software revenues increased to a record $7.6 million, up 11% from Q4 2002.

•	Q4 pro forma EPS increased to a record $0.13 on a diluted basis, up from $0.10 in Q4 2002.

•	Cash increased to $16.0 million, up $3.6 million from $12.4 million at September 30, 2003.

•	39 new customers were acquired, including the California Department of Transportation, USF Corporation, Audi, Volkswagon, Unum Provident Corporation and Metropolitan Health Group.

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•	Revenues for the year ended December 31, 2003 were a record $57.1 million, an increase of 18% on a pro forma basis over 2002.

•	Pro forma diluted earnings per share for the year ended December 31, 2003 were a record $0.32, an increase of 88% over 2002.

•	Captiva was named Open Text’s Alliance Technology Partner of the Year.

•	Captiva’s FormWare software won Transform magazine’s Readers’ Choice Award.

•	Captiva hired Howard Dratler as its Executive Vice President of Field Operations.

“We are very pleased with our fourth quarter financial performance, as we were able to achieve double digit percentage increases in our software and total revenues over Q4 of last year, and generate pro forma operating income margin for the quarter of 15%. These results cap off a very successful 2003 in which we grew pro forma revenues by 18%, improved our pro forma operating income margin from 5% to 10% and nearly doubled our pro forma EPS over 2002,” said Reynolds C. Bish, Captiva’s President and CEO. “As part of our growth strategy, we recently announced the acquisition of ADP Context, Inc., a business unit of ADP Claims Solutions Group, Inc., in an all-cash transaction. We expect the acquisition to be accretive in 2004 on both a pro forma and GAAP basis. More importantly, the acquisition of Context expands Captiva’s presence and application expertise in the payor side of the healthcare market, extends our reach into the provider side of this market and augments our overall input management position.”

“Although we see signs of improvement in the economic and IT spending environment, we expect these developments to occur slowly throughout the year and, as a result, we remain cautiously optimistic for 2004. Including the effects of the ADP Context acquisition, we would expect our 2004 revenues to grow by 19% to 23% to the $68.0 to $70.0 million level, and we would expect to achieve a 13% to 14% pro forma operating income margin for the year as a whole. Although the first quarter is seasonally our weakest of the year, we expect year-over-year

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growth in both revenues and earnings. Revenues for the first quarter of 2004 are expected to be in the range of $15.3 to $15.6 million, and, using 12.8 million diluted shares for the calculation, we expect pro forma diluted earnings per share of $0.05 to $0.06,” added Mr. Bish. “We look forward to building on the successes of 2003 and continuing to grow our business in 2004.”

New Chairman of the Board Announced

Captiva also announced that Pat Edsell, a Director since 2001 who serves on both the company’s audit and compensation committees, has been elected Chairman of the Board, effective immediately. Since 2002, Mr. Edsell has been CEO and President of Gigabit Optics, a privately held supplier of components for optical networks. From 1997 to 2002, Mr. Edsell was Chairman, President and CEO of Spectra-Physics, a NASDAQ-listed supplier of laser and optics products. Prior to that, he served as President of the Spectra-Physics’ Lasers and Optics Group since September 1990. From October 1986 until September 1990, Mr. Edsell was Vice President, Finance and Chief Financial Officer of Spectra-Physics AB and its predecessor, Pharos AB.

Mr. Edsell replaces Kimra Hawley, who resigned from the Board of Directors and as Chairperson of the Board, effective as of today. “My role was primarily to ensure a smooth merger with ActionPoint, Inc. Given the tremendous success Captiva has enjoyed since that time, I view my mission accomplished,” said Ms. Hawley. “I would like to congratulate Reynolds and the entire Captiva organization for its outstanding execution and performance in 2003, and am quite confident Captiva is well positioned for exceptional success and growth in the years ahead.” The Company will endeavor to fill the resulting Director position between now and the filing of its next definitive proxy statement.

“While we’ll miss Kim’s participation, we’re pleased to have Pat assume the role of Chairman of the Board. Good corporate governance implicitly requires an independent Chairman of the Board,” added Mr. Bish. “He’s been an active independent Director and we believe he’ll contribute even more in this new role”

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Presentation of Pro Forma and GAAP Statements of Operations

On July 31, 2002, the company completed a merger of ActionPoint, Inc. and “old” Captiva. Although ActionPoint is the surviving reporting entity, the combined company was renamed Captiva Software Corporation. Due to the application of purchase accounting to record the merger, the “old” Captiva financial results prior to the merger date are not included in the GAAP presentation of the results of operations. Accordingly, in order to assist in making comparisons of current and prior period results, both pro forma and GAAP statements of operations are presented below. The pro forma statements of operations also exclude one-time charges or benefits as described in the footnotes accompanying the pro forma statements of operations provided below.

Pro Forma Results

The results of operations on a pro forma basis for the three months and year ended December 31, 2003 exclude amortization costs arising from the merger, recovery of merger costs, and a tax benefit recorded in the fourth quarter of 2003. For a detailed reconciliation of the pro forma results to the GAAP results, see the footnotes accompanying the pro forma statements of operations provided below.

Revenues for the fourth quarter of 2003 were a record $16.1 million, an increase of 20% compared to revenues of $13.4 million for the fourth quarter of 2002 and 11% compared to $14.5 million for the third quarter of 2003. Pro forma operating income for the fourth quarter of 2003 increased to $2.4 million, compared to pro forma operating income of $1.5 million for the fourth quarter of 2002 and pro forma operating income of $1.7 million for the third quarter of 2003. Pro forma net income for the fourth quarter of 2003 increased to $1.6 million, or $0.13 per diluted share, compared to pro forma net income of $0.9 million, or $0.10 per diluted share in the fourth quarter of 2002 and pro forma net income of $1.0 million, or $0.09 per diluted share in the third quarter of 2003.

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Revenues for the year ended December 31, 2003 were $57.1 million, an increase of $8.6 million or 18% compared to pro forma revenues of $48.6 million for the year ended December 31, 2002. Pro forma operating income for the year ended December 31, 2003 increased to $5.7 million, compared to pro forma operating income of $2.6 million for the year ended December 31, 2002. Pro forma net income for the year ended December 31, 2003 increased to $3.6 million, or $0.32 per diluted share, compared to pro forma net income of $1.5 million, or $0.17 per diluted share, for the year ended December 31, 2002.

GAAP Results

Revenues for the fourth quarter of 2003 were $16.1 million, an increase of 20% compared to $13.4 million for the fourth quarter of 2002 and 11% compared to $14.5 million for the third quarter of 2003. Operating income for the fourth quarter of 2003 was $1.8 million, compared to an operating income of $0.9 million for the fourth quarter of 2002 and an operating income of $1.2 million for the third quarter of 2003. Net income, including $0.4 million of tax benefit resulting from the release of a valuation allowance, was $1.5 million, or $0.12 per diluted share in the fourth quarter of 2003, compared to a net income of $0.5 million, or $0.06 per diluted share in the fourth quarter of 2002 and a net income of $0.7 million, or $0.06 per diluted share in the third quarter of 2003.

Revenues for the year ended December 31, 2003 were $57.1 million, an increase of 61% compared to $35.6 million for the year ended December 31, 2002. Operating income for the year ended December 31, 2003 was $3.7 million, compared to operating loss of $0.9 million for the year ended December 31, 2002. Net income, including $0.4 million of tax benefit resulting from the release of a valuation allowance, was $2.6 million, or $0.23 per diluted share, in the year ended December 31, 2003, compared to a net loss of $0.5 million, or $0.09 per diluted share, in the year ended December 31, 2002.

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Cash and cash equivalents totaled $16.0 million at December 31, 2003 compared to $12.4 million at September 30, 2003 and $7.5 million at December 31, 2002. The increase in cash during the three months and year ended December 31, 2003 is primarily attributable to operating income, after excluding non-cash expenses, and proceeds received from stock option exercises and Employee Stock Purchase Plan purchases.

Corporate Conference Call

Captiva management will host a conference call today, February 4, 2004 at 1:30 p.m. PST (4:30 p.m. EST) to review the fourth quarter and year-end financial results as well as other corporate events. Reynolds C. Bish, President and CEO, and Rick Russo, CFO, will be on-line to discuss these results and take part in a Q & A session.

The call can be accessed by dialing 800-365-2845 and giving the company name, “Captiva.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following three business days by dialing 800-642-1687 and entering the following pass code: 4732379.

The call can also be accessed live on the web via the following link: http://www.firstcallevents.com/service/ajwz395270415gf12.html. This link will also provide an instant replay of the conference call. The link can also be accessed from the Investor Relations section of Captiva’s website at http://www.captivasoftware.com/Investors/

About Captiva

Captiva Software Corporation (NASDAQ: CPTV) is a leading provider of input management solutions. Since 1989, the company’s award-winning products have been used to manage business critical information from paper, faxed and electronic forms, documents and

CAPTIVA REPORTS RECORD QUARTERLY AND FISCAL YEAR REVENUES AND EARNINGS/Page 8

transactions into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms, documents and transactions annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva’s technology serves thousands of users in insurance, financial services, government, business process outsourcing, manufacturing and other markets. For more information, visit www.captivasoftware.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Captiva. All statements in this press release that are not strictly historical are forward-looking statements. Forward-looking statements relating to expectations about future events or results are based upon information available to Captiva as of today’s date. Captiva assumes no obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Captiva and actual results may vary materially from the results and expectations discussed. The revenues and earnings of Captiva and its ability to achieve planned business objectives are subject to a number of factors that make estimation of future operating results uncertain. These factors include increased competition; risks associated with new product strategies and the evolving and varying demand for software products; risks related to the integration of Captiva’s merged businesses; the ability of Captiva to expand its operations; risks relating to litigation, including litigation over intellectual property rights; general technological and economic factors; and the other risks detailed from time to time in each of Captiva’s periodic reports and other documents filed with the Securities and Exchange Commission, including, but not limited to, Captiva’s report on Form 10-K for the fiscal year ended December 31, 2002, quarterly reports on Form 10-Q and current reports on Form 8-K.

-financial statements to follow-

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Captiva Software Corporation

Pro Forma Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues
Software	$7,554	$6,802	$27,006	$25,710
Services	6,269	5,581	22,724	20,918
Hardware and other	2,319	1,057	7,415	1,955

	16,142	13,440	57,145	48,583
Cost of revenues
Software	750	383	2,631	1,677
Services	2,396	2,683	9,936	10,062
Hardware and other	1,863	849	5,969	1,506

	5,009	3,915	18,536	13,245

Gross profit	11,133	9,525	38,609	35,338

Operating expenses:
Research and development	2,573	2,040	8,979	7,749
Sales, general & administrative	6,209	6,023	23,918	25,003

Total operating expenses	8,782	8,063	32,897	32,752

Income from operations	2,351	1,462	5,712	2,586
Other income (expense), net	102	(49)	74	(113)

Income before income taxes	2,453	1,413	5,786	2,473
Provision for income taxes	875	517	2,208	941

Net income	$1,578	$896	$3,578	$1,532

Basic net income per share	$0.15	$0.10	$0.38	$0.17
Diluted net income per share	$0.13	$0.10	$0.32	$0.17
Basic common stock equivalents	10,440	8,819	9,484	8,794
Diluted common stock equivalents	12,613	9,158	11,234	8,888

The above Pro Forma Statements of Operations are not a presentation in accordance with generally accepted accounting principles as they exclude the effects of the following:

(1)	The three and twelve months ended December 31, 2003 exclude amortization of purchased intangibles of $0.5 million and $2.1 million, respectively. The three and twelve months ended December 31, 2003 exclude recovery of merger costs of $4,000 and $58,000, respectively. The resulting pro forma income before taxes is taxed utilizing a 38% tax rate for the year ended December 31, 2003, which is the 31% tax rate used for GAAP excluding the tax rate benefit of the release of a $0.4 million valuation allowance in the fourth quarter of 2003.

CAPTIVA REPORTS RECORD QUARTERLY AND FISCAL YEAR REVENUES AND EARNINGS/Page 10

(2)	The three months ended December 31, 2002 excludes amortization of purchased intangibles of $0.6 million. The twelve months ended December 31, 2002 includes seven months of operating results of the old Captiva business that are excluded under generally accepted accounting principles. Those results are as follows: $13.0 million of revenues, $4.7 million of cost of revenues, $1.8 million of research and development, $6.9 million of sales, general and administrative costs, and $0.1 million in interest and other expense. The twelve months ended December 31, 2002 excludes amortization of purchased intangibles of $1.0 million, merger costs of $2.1 million, a write-off of in-process research and development of $0.9 million, and a gain on the sale of the Dialog Server business of $0.6 million. The resulting pro forma income before taxes is taxed utilizing a 38% tax rate for the year ended December 31, 2002, which excludes the tax rate increase of the addition of a $48,000 valuation allowance in the fourth quarter of 2002. The number of shares used to calculate basic and diluted net income (loss) per share have been calculated as if the shares issued in conjunction with the acquisition were issued at the beginning of the period presented.

The pro forma data is presented for informational purposes only to assist in making comparisons of Captiva’s results on a combined basis and should not be considered as a substitute for the historical financial data presented in accordance with generally accepted accounting principles.

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Captiva Software Corporation

GAAP Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues
Software	$7,554	$6,802	$27,006	$20,346
Services	6,269	5,581	22,724	14,087
Hardware and other	2,319	1,057	7,415	1,171

	16,142	13,440	57,145	35,604

Cost of revenues
Software	750	383	2,631	1,309
Services	2,396	2,683	9,936	6,311
Hardware and other	1,863	849	5,969	896
Amortization of purchased intangibles	524	583	2,095	972

	5,533	4,498	20,631	9,488

Gross profit	10,609	8,942	36,514	26,116

Operating expenses:
Research and development	2,573	2,040	8,979	5,924
Sales, general & administrative	6,209	6,023	23,918	18,056
Merger costs	(4)	—	(58)	2,148
Write-off in-process R&D	—	—	—	856

Total operating expenses	8,778	8,063	32,839	26,984

Income (loss) from operations	1,831	879	3,675	(868)
Other income (expense), net	102	(49)	74	624

Income (loss) before income taxes	1,933	830	3,749	(244)
Provision for income taxes	435	288	1,162	288

Net income (loss)	$1,498	$542	$2,587	$(532)

Basic net income (loss) per share	$0.14	$0.06	$0.27	$(0.09)

Diluted net income (loss) per share	$0.12	$0.06	$0.23	$(0.09)

Basic common stock equivalents	10,440	8,819	9,484	6,242

Diluted common stock equivalents	12,613	9,158	11,234	6,242

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Balance Sheets

(unaudited, in thousands)

	Dec. 31, 2003	Dec. 31, 2002
Assets
Current assets:
Cash and equivalents	$16,038	$7,453
Accounts receivable	10,780	11,764
Other current assets	3,314	2,564

Total current assets	30,132	21,781
Property and equipment, net	924	1,014
Other assets	2,353	402
Purchased intangibles, net	9,845	11,939

	$43,254	$35,136

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accruals	$6,850	$8,052
Line of credit	—	2,145
Deferred revenue	11,264	10,371

Total current liabilities	18,114	20,568
Deferred revenue	519	956
Other liabilities	235	521
Total stockholders’ equity	24,386	13,091

	$43,254	$35,136